Exhibit 99.1

Bristol Myers Squibb Reports First Quarter Financial Results for 2026
Financial Results Reflect Strong Execution and a Strengthened Foundation with Significant Pipeline Milestones Ahead

•First quarter revenues increased 3% (+1% Ex-FX) to $11.5 billion
◦Growth Portfolio revenues increased 12% (+9% Ex-FX) to $6.2 billion
•GAAP EPS was $1.31 and non-GAAP EPS was $1.58; Both figures include net impact of $(0.03) due to the Acquired IPRD charges and licensing income
•Reaffirms 2026 financial guidance with revenues of ~$46.0 billion to $47.5 billion; Non-GAAP EPS range of $6.05 to $6.35, with total revenues and non-GAAP EPS trending toward the upper end of the ranges
(PRINCETON, N.J., April 30, 2026) – Bristol Myers Squibb (NYSE: BMY) today reports results for the first quarter of 2026.

“We are off to a good start in 2026, with first quarter results reflecting sustained momentum across our Growth Portfolio and disciplined execution throughout the business," said Christopher Boerner, Ph.D., board chair and chief executive officer, Bristol Myers Squibb. "With multiple pivotal data readouts and opportunities ahead, we remain focused on advancing our differentiated pipeline and translating this progress into meaningful outcomes for patients and shareholders."

	First Quarter Results
$ in millions, except per share amounts	2026	2025	Change	Change Excl. FX**
Total Revenues	$11,489	$11,201	3%	1%
Earnings/(Loss) Per Share - GAAP*	1.31	1.20	9%	N/A
Earnings/(Loss) Per Share - Non-GAAP*	1.58	1.80	(12)%	N/A
Acquired IPRD Charges and Licensing Income Net Impact on Earnings/(Loss) Per Share	(0.03)	(0.04)	N/A	N/A
*GAAP and Non-GAAP earnings/(loss) per share include the net impact of Acquired IPRD charges and licensing income.
**See "Use of Non-GAAP Financial Information".

FIRST QUARTER RESULTS*
•Growth Portfolio revenues of $6.2 billion increased 12%, or 9% Ex-FX. Revenue growth was primarily driven by Camzyos, Breyanzi and Reblozyl.
•Legacy Portfolio revenues of $5.3 billion decreased 6%, or 8% Ex-FX. Demand increased for Eliquis, which was more than offset by expected continued generic impacts across the remainder of the Legacy Portfolio.
•Total revenues of $11.5 billion increased 3%, or 1% Ex-FX.
◦U.S. revenues of $7.8 billion decreased 1%.
◦International revenues of $3.7 billion increased 11%, or 4% Ex-FX.
*All comparisons are made versus the same period in 2025 unless otherwise stated.

FIRST QUARTER PRODUCT REVENUE HIGHLIGHTS(e)

($ amounts in millions)	Quarter Ended March 31, 2026			% Change from Quarter Ended March 31, 2025			% Change from Quarter Ended March 31, 2025 Ex-FX**
	U.S.	Int'l	WW(d)	U.S.	Int'l	WW(d)	Int'l	WW(d)
Growth Portfolio
Opdivo	$1,159	$988	$2,146	(13)%	6%	(5)%	(1)%	(8)%
Opdivo Qvantig	131	32	163	>200%	>200%	>200%	>200%	>200%
Orencia	590	228	818	6%	6%	6%	—%	5%
Yervoy	367	284	651	(7)%	24%	4%	16%	2%
Reblozyl	440	116	555	13%	30%	16%	23%	15%
Breyanzi	292	120	411	43%	101%	56%	87%	53%
Opdualag	246	49	295	8%	98%	17%	81%	15%
Camzyos	229	85	314	82%	155%	97%	137%	94%
Zeposia	69	49	118	14%	7%	11%	(3)%	7%
Sotyktu	35	33	69	10%	43%	24%	34%	20%
Krazati	46	3	50	4%	(6)%	4%	(14)%	3%
Cobenfy	56	—	56	107%	N/A	107%	N/A	107%
Other Growth Products(a)	212	369	581	(9)%	35%	15%	32%	13%
Total Growth Portfolio	3,872	2,355	6,227	7%	22%	12%	15%	9%
Legacy Portfolio
Eliquis	3,077	1,059	4,137	16%	15%	16%	5%	13%
Revlimid	278	71	349	(66)%	(44)%	(63)%	(45)%	(63)%
Pomalyst/Imnovid	439	74	513	(18)%	(39)%	(22)%	(40)%	(22)%
Sprycel	36	37	73	(71)%	(25)%	(58)%	(26)%	(59)%
Abraxane	12	38	50	(71)%	(42)%	(53)%	(43)%	(54)%
Other Legacy Products(b)	74	82	156	(10)%	(30)%	(21)%	(32)%	(23)%
Total Legacy Portfolio	3,916	1,361	5,277	(8)%	(3)%	(6)%	(10)%	(8)%
Other Revenue(c)	—	(15)	(15)	N/A	N/A	N/A	N/A	N/A
Total Revenues	$7,788	$3,701	$11,489	(1)%	11%	3%	4%	1%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes Abecma, Augtyro, Onureg, Inrebic, Nulojix, Empliciti and royalty revenues, including royalties received from Merck on Winrevair.
(b)    Includes other mature brands.
(c)    Includes revenue hedging activities in 2026.
(d)    Worldwide (WW) includes U.S. and International (Int'l).
(e)     For the above table and all subsequent tables, certain totals may not sum due to rounding. Percentages have been calculated using unrounded amounts.

FIRST QUARTER COST & EXPENSES
The table below presents selected line-item information.

	GAAP			Non-GAAP**

	Three months ended March 31,			Three months ended March 31,
($ amounts in millions)	2026	2025	Change	2026	2025	Change
Cost of products sold	$3,421	$3,033	13%	$3,408	$3,018	13%
Gross margin	70.2%	72.9%	(270) bps	70.3%	73.1%	(280) bps
Selling, general and administrative	1,617	1,584	2%	1,616	1,583	2%
Research and development	2,649	2,257	17%	2,238	2,235	—%
Acquired IPRD(a)	94	188	(50)%	94	188	(50)%
Amortization of acquired intangible assets	437	830	(47)%	—	—	N/A
Other (income)/expense, net	32	339	(90)%	173	(150)	NM
Effective tax rate	17.3%	17.1%	20 bps	18.3%	15.1%	320 bps
** See "Use of Non-GAAP Financial Information" and refer to the Specified Items schedule below for further detail.
NM Not meaningful.
(a) Non-GAAP Acquired IPRD does not include adjustments to GAAP Acquired IPRD.

•Gross margin decreased from 72.9% to 70.2% on a GAAP basis, and from 73.1% to 70.3% on a non-GAAP basis, primarily reflecting a change in product mix.
•Selling, general and administrative expenses of $1.6 billion increased 2% on a GAAP and non-GAAP basis.
•Research and development expenses of $2.6 billion increased 17% on a GAAP basis, primarily due to IPRD impairment charges in 2026. Non-GAAP research and development expenses of $2.2 billion were relatively flat.
•Acquired IPRD charges of $94 million decreased from $188 million and licensing income of $13 million decreased from $87 million on a GAAP and non-GAAP basis.
•Amortization of acquired intangible assets of $437 million decreased 47% on a GAAP basis, primarily due to lower amortization expense related to Pomalyst.
•Other (income)/expense, net of $32 million and $173 million on a GAAP and non-GAAP basis, respectively, reflects the expiry of royalty income on diabetes products at the end of 2025.
•Effective tax rate increased from 17.1% to 17.3% on a GAAP basis and from 15.1% to 18.3% on a non-GAAP basis, primarily driven by jurisdictional earnings mix.
•Net income attributable to Bristol Myers Squibb of $2.7 billion, or $1.31 per share, increased from $2.5 billion, or $1.20 per share, on a GAAP basis. On a non-GAAP basis, net income attributable to Bristol Myers Squibb of $3.2 billion, or $1.58 per share, decreased from $3.7 billion, or $1.80 per share. GAAP and non-GAAP EPS include the impacts of Acquired IPRD charges and licensing income.

PRODUCT AND PIPELINE UPDATES
Entries organized by date and inclusive of first quarter and recent updates.

Asset(s)	Date Announced	Milestone
Eliquis® (apixaban)	April 24
The BMS-Pfizer Alliance announced the launch of a collaboration with Mark Cuban Cost Plus Drug Company (Cost Plus Drugs) to offer Eliquis on CostPlusDrugs.com, expanding options for cash-paying patients. Beginning April 27, 2026, Eliquis became available on Cost Plus Drugs, and patients with a prescription will pay a total of $345 for a 30-day supply.

Camzyos® (mavacamten)	March 29
Announced positive data from the Phase 3 SCOUT-HCM trial of Camzyos, the first study of a cardiac myosin inhibitor in adolescents (ages 12 years to <18 years) with symptomatic obstructive hypertrophic cardiomyopathy. The trial met its primary endpoint and showed meaningful improvement over placebo in multiple secondary endpoints at 28 weeks with no new safety signals.

Cobenfy™ (xanomeline and trospium chloride)	March 28
Announced data from a Phase 4,open-label clinical trial evaluating the symptom stability, safety and tolerability of Cobenfy when switching adult outpatients with schizophrenia from an oral atypical antipsychotic to Cobenfy monotherapy. Through 8 weeks, patients remained stable with mean Positive and Negative Syndrome Scale total scores remaining below baseline, and no new safety signals were observed, regardless of cross-titration duration.

Opdivo® (nivolumab)	March 20
The U.S. Food and Drug Administration (FDA) approved Opdivo in combination with doxorubicin, vinblastine and dacarbazine for the treatment of adult and pediatric patients 12 years and older with previously untreated Stage III or IV classical Hodgkin Lymphoma (cHL).

In addition, the European Commission approved Opdivo in combination with brentuximab vedotin for the treatment of children 5 years of age and older, adolescents, and adults up to 30 years of age with relapsed or refractory cHL after one prior line of therapy.

mezigdomide	March 9
Positive interim results from the Phase 3 SUCCESSOR-2 trial evaluating oral mezigdomide in combination with carfilzomib and dexamethasone demonstrated statistically significant and clinically meaningful improvement in progression-free survival (PFS) versus carfilzomib and dexamethasone alone in patients with relapsed or refractory multiple myeloma. This is the second positive Phase 3 study for the Bristol Myers Squibb cereblon E3 ligase modulator (CELMoD) program.

Sotyktu® (deucravacitinib)	March 6
The FDA approved Sotyktu for the treatment of adults with active psoriatic arthritis (PsA). The approval is based on positive results from the pivotal POETYK PsA-1 and POETYK PsA-2 trials and makes Sotyktu the first tyrosine kinase 2 inhibitor approved for PsA.

izalontamab brengitecan (iza-bren)	February 26
Announced with SystImmune that SystImmune's parent company, Sichuan Biokin Pharmaceutical Co., Ltd., reported positive topline results from a pre-specified interim analysis of a Phase 3 study conducted in China evaluating iza-bren in patients with unresectable locally advanced or metastatic triple-negative breast cancer whose disease progressed following prior taxane therapy. Iza-bren demonstrated statistically significant and clinically meaningful improvement in both PFS and overall survival compared to chemotherapy of physician's choice, meeting the dual primary endpoints.

Reblozyl® (luspatercept)	February 23
Announced positive topline results from the ongoing, ex-U.S., Phase 2 registrational study evaluating Reblozyl versus placebo for anemia in adults with Alpha (α)-Thalassemia. The non-transfusion-dependent (NTD) and transfusion-dependent (TD) cohorts met their respective primary endpoints, with Reblozyl demonstrating a statistically significant and clinically meaningful increase in hemoglobin levels in NTD patients with α-thalassemia, and a statistically significant and clinically meaningful decrease is red blood cell transfusion burden in TD patients with α-thalassemia. All key secondary endpoints were also met.

iberdomide	February 17
The FDA accepted a New Drug Application for iberdomide combined with standard treatment (daratumumab + dexamethasone) in patients with relapsed or refractory multiple myeloma. The FDA assigned a Prescription Drug User Fee Act date of August 17, 2026. Iberdomide has the potential to be the first approved CELMoD agent.

Our Strategy
At Bristol Myers Squibb, our goal is to build a company that is financially strong and delivers industry-leading, sustainable growth into the 2030s and beyond.
As we advance our multi-year strategy to position the company for long-term growth, we are guided by the following priorities:
•Focusing R&D on high-impact, transformational medicines to treat life-threatening diseases;
•Embedding rigorous operational execution across the organization to build momentum in our Growth Portfolio comprised primarily of medicines early in their lifecycles; and
•Maintaining disciplined capital allocation to drive sustainable cash flow generation, balance sheet strength and long-term shareholder returns.

Financial Guidance
Bristol Myers Squibb is reaffirming its 2026 financial guidance with total revenues and diluted EPS trending toward the upper end of the ranges provided below.

2026 Non-GAAP[1,2] Line-Item Guidance
	February (Prior)	April (Reaffirmed)
Total Revenues (Reported & Ex-FX)	~$46.0 - $47.5 billion	No change
Gross Margin %	~69% - 70%	No change
Operating Expenses[3]	~$16.3 billion	No change
Other income/(expense)	~($700 million)	No change
Effective tax rate	~18%	No change
Diluted EPS	$6.05 - $6.35	No change
1 See "Use of Non-GAAP Financial Information."
2 February was calculated based on mid-January 2026 foreign exchange rates, and April was calculated based on mid-April exchange rates.
3 Operating Expenses = SG&A and R&D.

The company continues to expect total Worldwide Eliquis revenues to increase in 2026, when compared to 2025, consistent with the range shown in the table below.

2026 Eliquis Revenue Guidance
2026 WW Revenue Growth*	10% - 15%
* Compared to 2025 Worldwide Eliquis revenues.

The 2026 financial guidance provided excludes the impact of any potential future strategic acquisitions, divestitures, specified items that have not yet been identified and quantified, and the impact of future Acquired IPRD charges and licensing income. To the extent we have quantified the impact of significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights, we may update this information from time to time on our website, www.bms.com, in the "Investors" section. Non-GAAP guidance assumes exchange rates as of the date noted. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

A reconciliation of forward-looking non-GAAP measures, including non-GAAP EPS, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not, without unreasonable effort, able to reliably predict the impact of accelerated depreciation and impairment charges, legal and other settlements, gains and losses from equity investments and other adjustments. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results. See "Cautionary Statement Regarding Forward-Looking Statements" and "Use of Non-GAAP Financial Information."

Conference Call Information
Bristol Myers Squibb will host a conference call today, Thursday, April 30, 2026, at 8:00 a.m. ET, during which company executives will review financial results with the investment community.
Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.
A replay of the webcast will be available at http://investor.bms.com approximately three hours after the conference call concludes.
About Bristol Myers Squibb: Transforming Patients' Lives Through Science
At Bristol Myers Squibb, our mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. We are pursuing bold science to define what's possible for the future of medicine and the patients we serve. For more information, visit us at BMS.com and follow us on LinkedIn, X, YouTube, Facebook and Instagram.

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For more information, contact:
Media Relations: media@bms.com
Investor Relations: investor.relations@bms.com

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management's, analysts' and investors' overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is revenue less cost of products sold excluding certain specified items, as a percentage of revenue, non-GAAP operating expenses, which is selling, general and administrative and research and development expenses excluding certain specified items, non-GAAP selling, general and administrative expenses, which is selling, general and administrative expenses excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses, as well as non-GAAP financial measures, excluding the impact of foreign exchange ("Ex-FX"). We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. Ex-FX financial measures are not accounted for according to GAAP because they remove the effects of currency movements from GAAP results.

Non-GAAP financial measures, such as non-GAAP earnings and related EPS information, are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwinding of inventory purchase price adjustments, integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, divestiture gains or losses, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnerships and other investments), and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates, as well as certain other significant tax items.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and will also be available on the company’s website at www.bms.com. Within the accompanying financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and EPS amounts presented are calculated from the underlying amounts.

A reconciliation of forward-looking non-GAAP financial measures, including non-GAAP EPS, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not, without unreasonable effort, able to reliably predict the impact of accelerated depreciation and impairment charges, legal and other settlements, gains and losses from equity investments and other adjustments. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, www.bms.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, Securities and Exchange Commission (SEC) filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels is not incorporated by reference into, and is not a part of, this document. All trademarks mentioned are the property of their owners.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the company’s 2026 financial guidance, its business development and multi-year allocation strategy, anticipated developments in the company’s pipeline, expectations with respect to the company’s future market position and the projected benefits of the company’s alliances and other business development activities. These statements may be identified by the fact that they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. No forward-looking statement can be guaranteed, and there is no assurance that the company will achieve its financial guidance and strategic objectives, that the company’s future clinical studies will support the data described in this release, that the company’s product candidates will receive necessary clinical and manufacturing regulatory approvals, that the company’s pipeline products will prove to be commercially successful, that clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, or that contractual milestones will be achieved.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; market actions taken by private and government payers to manage drug utilization and contain costs; government actions relating to the imposition of new tariffs, trade restrictions and export regulations; the company’s ability to retain patent and market exclusivity for certain products; regulatory changes that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; the company’s ability to obtain and maintain regulatory approval for its product candidates; the possibility of difficulties and delays in product introduction and commercialization; increasing industry competition; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; failure to complete, or delays in completing, collaborations, acquisitions, divestitures, alliances and other portfolio actions and the failure to achieve anticipated benefits from such transactions and actions; exposure to litigation and/or regulatory actions or investigations; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the impact of counterfeit or unregistered versions of the company’s products and from stolen products; product label changes or other measures that could result in declining sales; safety or efficacy concerns regarding the company’s products or any product in the same class as the company’s products; the risk of cyber-attacks and unauthorized disclosure of trade secrets or other confidential data; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to attract and retain key personnel; the impact of the company’s significant indebtedness; political and financial instability of international economies and sovereign risk; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; risks relating to the use of social media platforms; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2025, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2026	2025

Net product sales	$11,168	$10,886
Alliance and other revenues	321	315
Total Revenues	11,489	11,201

Cost of products sold(a)	3,421	3,033
Selling, general and administrative	1,617	1,584
Research and development	2,649	2,257
Acquired IPRD	94	188
Amortization of acquired intangible assets	437	830
Other (income)/expense, net	32	339
Total Expenses	8,250	8,230

Earnings/(Loss) Before Income Taxes	3,240	2,971
Income tax provision	561	509
Net Earnings/(Loss)	2,678	2,462
Noncontrolling Interest	1	6
Net Earnings/(Loss) Attributable to BMS	$2,677	$2,456

Weighted-Average Common Shares Outstanding:
Basic	2,038	2,031
Diluted	2,047	2,040

Earnings/(Loss) per Common Share:
Basic	$1.31	$1.21
Diluted	1.31	1.20

Other (income)/expense, net
Interest expense	$411	$494
Royalty income - divestitures	—	(272)
Royalty and licensing income	(195)	(259)
Investment income	(104)	(138)
Provision for restructuring	5	133
Litigation and other settlements	4	257
Equity investment (gains)/losses	(134)	78
Integration expenses	19	41
Other	27	4
Other (income)/expense, net	$32	$339
(a)     Excludes amortization of acquired intangible assets.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(Unaudited, dollars in millions)

							Change vs. 2025
	2026			2025			GAAP			Excl. F/X**
	U.S.	Int'l	WW(d)	U.S.	Int'l	WW(d)	U.S.	Int'l	WW(d)	U.S.	Int'l	WW(d)
Growth Portfolio
Opdivo	$1,159	$988	$2,146	$1,332	$933	$2,265	(13)%	6%	(5)%	(13)%	(1)%	(8)%
Opdivo Qvantig	131	32	163	8	—	9	>200%	>200%	>200%	>200%	>200%	>200%
Orencia	590	228	818	555	215	770	6%	6%	6%	6%	—%	5%
Yervoy	367	284	651	394	230	624	(7)%	24%	4%	(7)%	16%	2%
Reblozyl	440	116	555	390	89	478	13%	30%	16%	13%	23%	15%
Breyanzi	292	120	411	204	60	263	43%	101%	56%	43%	87%	53%
Opdualag	246	49	295	228	25	252	8%	98%	17%	8%	81%	15%
Camzyos	229	85	314	126	33	159	82%	155%	97%	82%	137%	94%
Zeposia	69	49	118	61	46	107	14%	7%	11%	14%	(3)%	7%
Sotyktu	35	33	69	32	23	55	10%	43%	24%	10%	34%	20%
Krazati	46	3	50	44	4	48	4%	(6)%	4%	4%	(14)%	3%
Cobenfy	56	—	56	27	—	27	107%	N/A	107%	107%	N/A	107%
Other Growth Products(a)	212	369	581	233	274	507	(9)%	35%	15%	(9)%	32%	13%
Total Growth Portfolio	3,872	2,355	6,227	3,633	1,930	5,563	7%	22%	12%	7%	15%	9%
Legacy Portfolio
Eliquis	3,077	1,059	4,137	2,646	919	3,565	16%	15%	16%	16%	5%	13%
Revlimid	278	71	349	809	127	936	(66)%	(44)%	(63)%	(66)%	(45)%	(63)%
Pomalyst/Imnovid	439	74	513	537	122	658	(18)%	(39)%	(22)%	(18)%	(40)%	(22)%
Sprycel	36	37	73	126	49	175	(71)%	(25)%	(58)%	(71)%	(26)%	(59)%
Abraxane	12	38	50	40	65	105	(71)%	(42)%	(53)%	(71)%	(43)%	(54)%
Other Legacy Products(b)	74	82	156	82	116	199	(10)%	(30)%	(21)%	(10)%	(32)%	(23)%
Total Legacy Portfolio	3,916	1,361	5,277	4,240	1,398	5,638	(8)%	(3)%	(6)%	(8)%	(10)%	(8)%
Other Revenues(c)	—	(15)	(15)	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total Revenues	$7,788	$3,701	$11,489	$7,873	$3,328	$11,201	(1)%	11%	3%	(1)%	4%	1%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes Abecma, Augtyro, Onureg, Inrebic, Nulojix, Empliciti and royalty revenues, including royalties received from Merck on Winrevair.
(b)    Includes other mature brands.
(c)    Includes revenue hedging activities in 2026.
(d)    Worldwide (WW) includes U.S. and International (Int'l).

BRISTOL-MYERS SQUIBB COMPANY
INTERNATIONAL REVENUES
FOREIGN EXCHANGE IMPACT (%)
(Unaudited)

	Three Months Ended March 31, 2026
	Revenue Change %	F/X % Favorable/ (Unfavorable) **	Revenue Change % Ex- F/X **
Growth Portfolio
Opdivo	6%	7%	(1)%
Opdivo Qvantig	>200%	NM	>200%
Orencia	6%	6%	—%
Yervoy	24%	8%	16%
Reblozyl	30%	8%	23%
Breyanzi	101%	14%	87%
Opdualag	98%	17%	81%
Camzyos	155%	18%	137%
Zeposia	7%	10%	(3)%
Sotyktu	43%	9%	34%
Krazati	(6)%	8%	(14)%
Cobenfy	N/A	N/A	N/A
Other Growth Products(a)	35%	3%	32%
Total Growth Portfolio	22%	7%	15%
Legacy Portfolio
Eliquis	15%	10%	5%
Revlimid	(44)%	1%	(45)%
Pomalyst/Imnovid	(39)%	1%	(40)%
Sprycel	(25)%	1%	(26)%
Abraxane	(42)%	2%	(43)%
Other Legacy Products(b)	(30)%	3%	(32)%
Total Legacy Portfolio	(3)%	7%	(10)%
Other Revenues(c)	N/A	N/A	N/A
Total Revenues	11%	7%	4%
NM    Not meaningful
**    See "Use of Non-GAAP Financial Information".
(a)    Includes Abecma, Augtyro, Onureg, Inrebic, Nulojix, Empliciti and royalty revenues, including royalties received from Merck on Winrevair.
(b)    Includes other mature brands.
(c)    Includes revenue hedging activities in 2026.

BRISTOL-MYERS SQUIBB COMPANY
WORLDWIDE REVENUES(a)
FOREIGN EXCHANGE IMPACT (%)
(Unaudited)

	Three Months Ended March 31, 2026
	Revenue Change %	F/X % Favorable/ (Unfavorable) **	Revenue Change % Ex- F/X **
Growth Portfolio
Opdivo	(5)%	3%	(8)%
Opdivo Qvantig	>200%	NM	>200%
Orencia	6%	2%	5%
Yervoy	4%	3%	2%
Reblozyl	16%	1%	15%
Breyanzi	56%	3%	53%
Opdualag	17%	2%	15%
Camzyos	97%	4%	94%
Zeposia	11%	4%	7%
Sotyktu	24%	4%	20%
Krazati	4%	1%	3%
Cobenfy	107%	—%	107%
Other Growth Products(b)	15%	2%	13%
Total Growth Portfolio	12%	2%	9%
Legacy Portfolio
Eliquis	16%	3%	13%
Revlimid	(63)%	—%	(63)%
Pomalyst/Imnovid	(22)%	—%	(22)%
Sprycel	(58)%	—%	(59)%
Abraxane	(53)%	1%	(54)%
Other Legacy Products(c)	(21)%	2%	(23)%
Total Legacy Portfolio	(6)%	2%	(8)%
Other Revenues(d)	N/A	N/A	N/A
Total Revenues	3%	2%	1%
NM    Not meaningful
**    See "Use of Non-GAAP Financial Information".
(a)    Worldwide (WW) includes U.S. and International (Int'l).
(b)    Includes Abecma, Augtyro, Onureg, Inrebic, Nulojix, Empliciti and royalty revenues, including royalties received from Merck on Winrevair.
(c)    Includes other mature brands.
(d)    Includes revenue hedging activities in 2026.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2026	2025
Inventory purchase price accounting adjustments	$13	$13
Site exit and other costs	—	2
Cost of products sold	13	14

Site exit and other costs	—	1
Selling, general and administrative	—	1

IPRD impairments	410	—
Site exit and other costs	1	21
Research and development	411	21

Amortization of acquired intangible assets	437	830

Interest expense	(9)	(12)
Provision for restructuring	5	133
Litigation and other settlements	—	246
Equity investment (gains)/losses	(134)	77
Integration expenses	19	41
Other	(22)	3
Other (income)/expense, net	(140)	489

Increase to earnings/(loss) before income taxes	721	1,356

Income taxes on items above	(161)	(143)

Increase to net earnings/(loss) attributable to BMS	$560	$1,212

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31, 2026
	GAAP	Specified Items(a)	Non-GAAP
Cost of products sold	$3,421	$(13)	$3,408
Selling, general and administrative	1,617	—	1,616
Research and development	2,649	(411)	2,238
Amortization of acquired intangible assets	437	(437)	—
Other (income)/expense, net	32	140	173
Earnings/(Loss) before income taxes	3,240	721	3,961
Income tax provision	561	161	723
Net earnings/(loss) attributable to BMS used for diluted EPS calculation	$2,677	$560	$3,237

Weighted-average common shares outstanding—diluted	2,047	2,047	2,047
Diluted earnings/(loss) per share	$1.31	$0.27	$1.58

Gross margin(b)	70.2%	0.1%	70.3%
Effective tax rate	17.3%	0.9%	18.3%

	Three Months Ended March 31, 2025
	GAAP	Specified Items(a)	Non-GAAP
Cost of products sold	$3,033	$(14)	$3,018
Selling, general and administrative	1,584	(1)	1,583
Research and development	2,257	(21)	2,235
Amortization of acquired intangible assets	830	(830)	—
Other (income)/expense, net	339	(489)	(150)
Earnings/(Loss) before income taxes	2,971	1,356	4,326
Income tax provision	509	143	652
Net earnings/(loss) attributable to BMS used for diluted EPS calculation	$2,456	$1,212	$3,668

Weighted-average common shares outstanding—diluted	2,040	2,040	2,040
Diluted earnings/(loss) per share	$1.20	$0.59	$1.80

Gross margin(b)	72.9%	0.1%	73.1%
Effective tax rate	17.1%	(2.1)%	15.1%
(a) Refer to the Specified Items schedule above for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.
(b)    Gross margin represents Revenue less Cost of products sold, as a percentage of Revenues.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF MARCH 31, 2026 AND DECEMBER 31, 2025
(Unaudited, dollars in millions)

	March 31, 2026	December 31, 2025

Cash and cash equivalents	$9,574	$10,209
Marketable debt securities - current	912	464
Marketable debt securities - non-current	366	396
Cash, cash equivalents and marketable debt securities	$10,853	$11,069
Short-term debt obligations	(2,308)	(2,261)
Long-term debt	(42,152)	(42,850)
Net debt position	$(33,607)	$(34,043)